                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                Mastering, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
         Common Stock $.001 par value per share
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:
         18,622,229
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         $10.4375
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:
         $194,369,516
     -------------------------------------------------------------------------


     (5) Total fee paid:
         $57,340
     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[X]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         $15,433
     -------------------------------------------------------------------------



     (2) Form, Schedule or Registration Statement No.:
         333-48965
     -------------------------------------------------------------------------


     (3) Filing Party:
         Platinum technology, inc.
     -------------------------------------------------------------------------


     (4) Date Filed:
         March 31, 1998
     -------------------------------------------------------------------------

Notes:

                                     LOGO

                         9201 EAST MOUNTAIN VIEW ROAD
                           SCOTTSDALE, ARIZONA 85258

                                April 10, 1998

Dear Stockholder:

  The Board of Directors of Mastering, Inc. ("Mastering") is pleased to announce that Mastering and PLATINUM technology, inc. ("PLATINUM") have amended the Merger Agreement dated as of February 18, 1998 (the "Merger Agreement") to, among other things, change the number of shares of PLATINUM common stock which holders of Mastering common stock will receive upon the consummation of the merger (the "Merger") of a wholly-owned subsidiary of PLATINUM with and into Mastering.

  You should have previously received a Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus dated April 1, 1998 relating to a proposal to approve the Merger Agreement and the Merger at a special meeting of Mastering stockholders (the "Special Meeting"). The Special Meeting will be held as originally scheduled on April 21, 1998.

  The original Merger Agreement contemplated an exchange of 0.448 of a share of PLATINUM common stock for each share of Mastering common stock. Under the amended Merger Agreement, PLATINUM will issue to each Mastering stockholder a portion of a share of PLATINUM common stock having a value (determined as described below) of $12.50 for each share of Mastering common stock. However, PLATINUM will issue a minimum of 0.448 of a share of PLATINUM common stock and a maximum of 0.540 of a share of PLATINUM common stock for each share of Mastering common stock. Consequently, if the value per share of the PLATINUM common stock is $27.875 or more, the exchange ratio will be 0.448, and if the value per share of the PLATINUM common stock is $23.125 or less, the exchange ratio will be 0.540. For the purpose of these calculations, the value of the PLATINUM common stock will be the average closing price per share of the PLATINUM common stock, as reported on the Nasdaq National Market, for the six trading days ending on the trading day immediately preceding the date of the Special Meeting. If the value per share of the PLATINUM common stock were to equal $24.0521, the average closing price of the PLATINUM common stock for the six trading days ended April 7, 1998, the exchange ratio would be 0.5197. BEGINNING ON APRIL 13, 1998, STOCKHOLDERS INTERESTED IN OBTAINING THE MOST RECENT CLOSING PRICE OF THE PLATINUM COMMON STOCK, THE AVERAGE CLOSING PRICE OF THE PLATINUM COMMON STOCK FOR THE SIX MOST RECENTLY COMPLETED TRADING DAYS, AND THE EXCHANGE RATIO BASED ON THIS SIX-DAY AVERAGE CLOSING PRICE MAY CALL
(800) 655-9985 (TOLL FREE) OR, FOR CALLERS OUTSIDE THE UNITED STATES, (630) 691-9119. AFTER CALLING EITHER NUMBER, CALLERS SHOULD PRESS 6 WHEN PROMPTED.

  Your Board of Directors (excluding certain directors who are also directors of PLATINUM) has unanimously approved the amendment to the Merger Agreement.

  In the materials accompanying this letter, you will find a Supplement to the Proxy Statement/Prospectus and an additional form of proxy. The Supplement explains more fully the amendments to the Merger Agreement and certain other matters. You should be aware that four Mastering stockholders, holding approximately 52% of the outstanding shares of Mastering common stock, have agreed to vote in favor of the Merger Agreement and the Merger. The affirmative vote of a majority of the issued and outstanding shares of Mastering common stock is required to approve the Merger Agreement and the Merger.

  Please complete, sign, date and return your proxy (either the one included with the enclosed Supplement or the one previously provided to you) in the enclosed envelope or in the envelope previously provided. If you attend the Special Meeting, you may revoke your proxy at the Special Meeting by voting in person. If you have previously executed and delivered a proxy, you do not need to execute a new proxy unless you wish to revoke your earlier executed proxy.

  I look forward to seeing you at the Special Meeting. On behalf of the management and directors of Mastering, I want to thank you again for your support.

                                          Sincerely,

                                          LOGO
                                          Marc Pinto
                                          Executive Vice President, Chief
                                           Financial Officer
                                           and Corporate Secretary
                                          Mastering Inc.

                                     LOGO

                         SUPPLEMENT TO PROXY STATEMENT

                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 21, 1998

                                     LOGO

                           SUPPLEMENT TO PROSPECTUS

  This Supplement to the Proxy Statement/Prospectus dated April 1, 1998 (the "Proxy Statement/Prospectus") is being furnished to the stockholders of Mastering, Inc., a Delaware corporation ("Mastering"), in connection with the solicitation of proxies by the Board of Directors of Mastering (the "Mastering Board") for use at a special stockholders' meeting to be held on April 21, 1998 at 10:00 a.m. (local time) at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois 60605, and at any and all adjournments or postponements thereof (the "Meeting"). At the Meeting, Mastering's stockholders are being asked to consider and vote upon a proposal to approve and adopt (a) the Agreement and Plan of Merger, dated as of February 18, 1998 (the "Merger Agreement"), entered into among Mastering, PLATINUM technology, inc. ("PLATINUM") and PT Acquisition Corporation I, a newly-formed, wholly-owned subsidiary of PLATINUM ("PT Acquisition"), and (b) the merger (the "Merger") of PT Acquisition with and into Mastering, whereby, among other things, Mastering will be the surviving corporation in the Merger and become a wholly-owned subsidiary of PLATINUM. On April 7, 1998, Mastering and PLATINUM entered into an amendment to the Merger Agreement (the "Amendment") to, among other things, change the number of shares of PLATINUM common stock ("PLATINUM Common Stock") which each holder of shares of Mastering common stock ("Common Shares") would receive in the Merger. Capitalized terms not defined herein have the meanings ascribed to them in the Proxy Statement/Prospectus.

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THE PROXY STATEMENT/PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY HOLDERS OF MASTERING COMMON STOCK BEFORE VOTING ON THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

  This Supplement to the Proxy Statement/Prospectus also constitutes a Supplement to the Prospectus of PLATINUM with respect to up to 10,056,005 shares of PLATINUM common stock issuable pursuant to the Merger (including the issuance of shares of PLATINUM common stock issuable upon exercise of Substitute Options). This Supplement and the accompanying form of proxy are first being sent to Mastering stockholders on or about April 10, 1998.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENT OR  THE PROXY
      STATEMENT/PROSPECTUS. ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A
       CRIMINAL OFFENSE.


                THE DATE OF THIS SUPPLEMENT IS APRIL 10, 1998.

                                   OVERVIEW

  The original Merger Agreement contemplated an exchange of 0.448 of a share of PLATINUM Common Stock for each Common Share. Under the amended Merger Agreement, PLATINUM will issue to each Mastering stockholder a portion of a share of PLATINUM Common Stock having a value (determined as described below) of $12.50 for each Common Share. However, PLATINUM will issue a minimum of
0.448 of a share of PLATINUM Common Stock and a maximum of 0.540 of a share of PLATINUM Common Stock for each Common Share. Consequently, if the value per share of the PLATINUM Common Stock is $27.875 or more, the exchange ratio will be 0.448 and PLATINUM will issue a total of 6,217,190 shares of PLATINUM Common Stock to the stockholders of Mastering (based on the 13,877,656 Common Shares outstanding as of March 27, 1998). If the value per share of the PLATINUM Common Stock is $23.125 or less, the exchange ratio will be 0.540 and PLATINUM will issue a total of 7,493,934 shares of PLATINUM Common Stock to the stockholders of Mastering (based on the 13,877,656 Common Shares outstanding as of March 27, 1998). For the purpose of these calculations, the value of the PLATINUM Common Stock will be the average closing price per share of the PLATINUM Common Stock, as reported on the Nasdaq National Market ("Nasdaq"), for the six trading days ending on the trading day immediately preceding the date of the Meeting. If the value per share of the PLATINUM Common Stock were to equal $24.0521, the average closing price of the PLATINUM Common Stock for the six trading days ended April 7, 1998, the exchange ratio would be 0.5197 and PLATINUM would issue a total of 7,212,218 shares of PLATINUM Common Stock to the stockholders of Mastering (based on the 13,877,656 Common Shares outstanding as of March 27, 1998). BEGINNING ON APRIL 13, 1998, STOCKHOLDERS INTERESTED IN OBTAINING THE MOST RECENT CLOSING PRICE OF THE PLATINUM COMMON STOCK, THE AVERAGE CLOSING PRICE OF THE PLATINUM COMMON STOCK FOR THE SIX MOST RECENTLY COMPLETED TRADING DAYS, AND THE EXCHANGE RATIO BASED ON THIS SIX-DAY AVERAGE CLOSING PRICE MAY CALL (800) 655-9985 (TOLL
FREE) OR, FOR CALLERS OUTSIDE THE UNITED STATES, (630) 691-9119. AFTER CALLING EITHER NUMBER, CALLERS SHOULD PRESS 6 WHEN PROMPTED.

  The following table sets forth the assumed dollar value of the PLATINUM Common Stock to be issued in exchange for each Common Share, based upon assumed whole dollar average stock prices ranging from $21.00 to $30.00 for the six trading days ending on the trading day immediately preceding the date of the Meeting:

                                              PLATINUM AVERAGE STOCK PRICE
                          ---------------------------------------------------------------------
                          $21.00 $22.00 $23.00 $24.00 $25.00 $26.00 $27.00 $28.00 $29.00 $30.00
                          ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Assumed Dollar Value per
 Common Share...........  $11.34 $11.88 $12.42 $12.50 $12.50 $12.50 $12.50 $12.54 $12.99 $13.44

  Although upon consummation of the Merger each Mastering stockholder will receive a number of shares of PLATINUM Common Stock determined using an average closing price for six trading days, the actual fair market value of the PLATINUM Common Stock received by any Mastering stockholder will depend on the trading price of the PLATINUM Common Stock on and after the date the Merger is consummated.

  Even though the exchange ratio under the Merger Agreement, as amended, will not exceed 0.540, regardless of the value (determined as described above) of the PLATINUM Common Stock, Mastering has certain rights to terminate the Merger Agreement in the event that the PLATINUM Common Stock trades below a predetermined level. Specifically, if the average closing price for a share of PLATINUM Common Stock, as reported on Nasdaq, for the twenty trading days ending April 20, 1998 is less than $19.00, Mastering may terminate the Merger Agreement.

  In connection with the amendment to the Merger Agreement, four stockholders of Mastering, holding approximately 52% of the outstanding shares of Mastering common stock, have agreed with PLATINUM to vote such shares in favor of the Merger Agreement and the Merger at the Meeting. The affirmative vote of a majority of the issued and outstanding shares of Mastering common stock is required to approve the Merger Agreement and the Merger. See "The Stockholder Agreements."

  The Board of Directors of Mastering (excluding certain directors who are also directors of PLATINUM (the "PLATINUM Directors")) has unanimously approved the amendment to the Merger Agreement.

  MASTERING STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE INFORMATION CONTAINED HEREIN, TOGETHER WITH THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH VOTING ON THE MATTERS TO BE PRESENTED AT THE MEETING. PLEASE CONTACT MARC PINTO AT MASTERING, 9201 EAST MOUNTAIN VIEW ROAD, SUITE 200, SCOTTSDALE, ARIZONA 85285 (TELEPHONE NUMBER (602) 657-
4000), IF YOU WOULD LIKE TO RECEIVE AN ADDITIONAL COPY OF THE PROXY STATEMENT/PROSPECTUS. THIS SUPPLEMENT IS BEING DELIVERED TO EACH MASTERING STOCKHOLDER ENTITLED TO RECEIVE NOTICE OF AND TO VOTE AT THE MEETING.

  This Supplement includes pro forma combined comparative per share data and PLATINUM pro forma financial information reflecting the new exchange ratio, as well as information regarding the market prices of the PLATINUM common stock since March 27, 1998 and equivalent per share prices for the Mastering common stock. Also included are (1) a discussion of developments with respect to the Merger since the date of the Proxy Statement/Prospectus and factors considered by the Mastering Board in approving the amendment to the Merger Agreement, (2) a discussion regarding a new fairness opinion issued by Piper Jaffray Inc., Mastering's financial advisor (the "New Fairness Opinion"), (3) a description of the amendment to the Merger Agreement, and (4) a description of the stockholder agreements executed by four stockholders of Mastering. Attached as appendices to this Supplement are copies of the Amendment and the New Fairness Opinion.

                 PRO FORMA COMBINED COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of PLATINUM and Mastering and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis, as if the Merger had been effective for all periods presented. The unaudited pro forma per share data presented below will vary based upon the average closing price of PLATINUM's Common Stock, as reported on Nasdaq, for the six trading days ending the day before the Meeting. Pro forma net loss from continuing operations per share and pro forma book value per share are computed using an exchange ratio of 0.5197, based upon the average closing price of PLATINUM Common Stock for the six trading days ended April 7, 1998, as discussed in Note A of the Notes to the Unaudited Pro Forma Condensed Combining Financial Statements.

  This data should be read in conjunction with the selected financial data, the Unaudited Pro Forma Condensed Combining Financial Statements and the separate historical financial statements of PLATINUM and Mastering and notes thereto, included elsewhere in this Supplement and the Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                                  EQUIVALENT
                                                                  MASTERING
                            HISTORICAL  HISTORICAL   PRO FORMA    PRO FORMA
                             PLATINUM  MASTERING(2) COMBINED(3)    COMBINED
                            ---------- ------------ -----------   ----------
Net Income (Loss) from
   Continuing Operations
   Per Share
   Years ended December 31:
    1997...................   $(1.90)     $0.27       $(1.65)(4)    $(0.86)(4)
    1996...................    (1.14)      0.04        (1.02)(4)     (0.53)(4)
    1995...................    (2.50)      0.11(5)     (2.35)(4)     (1.22)(4)
Book Value Per Share:(1)
  December 31, 1997........     3.81       4.03         4.21 (6)      2.19 (6)

--------
(1) Book value per share reflects PLATINUM and Mastering at December 31, 1997 and is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the respective dates.
(2) Historical Mastering per share data reflect basic earnings per share from continuing operations for each period. See Note B of the Notes to the Unaudited Pro Forma Condensed Combining Financial Statements included in this Supplement.
(3) Pro forma combined per share amounts reflect the Merger.
(4) Using the maximum exchange ratio of 0.540, pro forma combined net loss from continuing operations per share would have been $(1.65), $(1.01) and $(2.35) and the equivalent Mastering pro forma combined net loss from continuing operations per share would have been $(0.89), $(0.55) and $(1.27) for the years ended December 31, 1997, 1996 and 1995, respectively. Using the minimum exchange ratio of 0.448, pro forma combined net loss from continuing operations per share would have been $(1.68), $(1.03) and $(2.37) and the equivalent Mastering pro forma combined net loss from continuing operations per share would have been $(0.75), $(0.46) and $(1.06) for the years ended December 31, 1997, 1996 and 1995, respectively.
(5) Although historical Mastering income from continuing operations per share for 1995 is not presented in Mastering's consolidated financial statements, as it is not considered relevant, net income per share for Mastering for the year ended December 31, 1995 is presented here solely for purposes of calculating pro forma combined net loss per share. See Note B of the Notes to the Unaudited Pro Forma Condensed Combining Financial Statements included in this Supplement.
(6) Using the maximum exchange ratio of 0.540, pro forma combined book value per share would have been $4.19 and equivalent Mastering pro forma combined book value per share would have been $2.26 as of December 31, 1997. Using the minimum exchange ratio of 0.448, pro forma combined book value per share would have been $4.27 and equivalent Mastering pro forma combined book value per share would have been $1.91 as of December 31, 1997.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

MASTERING

  The principal trading market for the Common Shares is Nasdaq under the symbol "MASC."

  The table below sets forth, for the periods indicated, the reported high and low sales prices for the Common Shares, as reported on Nasdaq.

                                                PRICE PER      PRO FORMA PRICE
                                              COMMON SHARE   PER COMMON SHARE(1)
                                             --------------- -------------------
      FISCAL PERIOD                           HIGH     LOW     HIGH       LOW
      -------------                          ------- ------- -------------------
   1996
   Quarter ended March 31(2)...............  $14.750 $13.000 $   9.740 $   5.847
   Quarter ended June 30...................   22.125  13.125     9.744     6.626
   Quarter ended September 30..............   19.500   8.625     8.250     4.807
   Quarter ended December 31...............   10.750   5.500     8.055     5.522
   1997
   Quarter ended March 31..................   13.750   7.125     9.290     5.652
   Quarter ended June 30...................   11.500   6.750     7.698     5.457
   Quarter ended September 30..............   11.250   7.250    12.993     6.561
   Quarter ended December 31...............   10.750   8.000    16.013    10.459
   1998
   Quarter ended March 31..................   12.000   8.500    16.176    11.498
   Quarter beginning April 1 (through April
    8, 1998)...............................   12.500   9.875    13.577    11.693

--------
(1) Determined by multiplying the applicable prices for PLATINUM Common Stock by an exchange ratio of 0.5197, based upon the average closing price of the PLATINUM Common Stock for the six trading days ended April 7, 1998. As of February 18, 1998, the last trading day before the announcement of the Merger, the closing price on Nasdaq for the Common Shares was $9.50 and the pro forma price per Common Share would have been $14.097. On April 8, 1998, the latest practicable trading day before the printing of this Supplement, the closing price on Nasdaq for the Common Shares was $12.063 and the pro forma price per Common Share would have been $12.765. Using the 0.5197 exchange ratio and based on the closing price of PLATINUM Common Stock on February 18, 1998 and April 8, 1998 and on the number of Common Shares outstanding as of such dates, the aggregate market value of the PLATINUM Common Stock to be issued in respect of all outstanding Common Shares would be approximately $193.7 million and $177.2 million, respectively.
(2) The Common Shares started trading on March 21, 1996.

  As of March 27, 1998, there were approximately 175 record holders of Common Shares. Mastering has not paid any cash dividends on its Common Shares in the last two fiscal years and does not currently intend to pay any cash dividends in the foreseeable future. Mastering currently intends to retain its earnings, if any, for the continued growth of its business.

PLATINUM

  PLATINUM Common Stock is traded on Nasdaq under the symbol "PLAT." The table below sets forth, for the periods indicated, the high and low sales prices for the PLATINUM Common Stock, as reported on Nasdaq.

     FISCAL PERIOD                                              HIGH     LOW
     -------------                                            -------- --------
   1996
   Quarter ended March 31.................................... $18.7500 $11.2500
   Quarter ended June 30.....................................  18.7500  12.7500
   Quarter ended September 30................................  15.8750   9.2500
   Quarter ended December 31.................................  15.5000  10.6250
   1997
   Quarter ended March 31....................................  17.8750  10.8750
   Quarter ended June 30.....................................  14.8125  10.5000
   Quarter ended September 30................................  25.0000  12.6250
   Quarter ended December 31.................................  30.8125  20.1250
   1998
   Quarter ended March 31....................................  31.1250  22.1250
   Quarter beginning April 1 (through April 8, 1998).........  26.1250  22.5000

  As of February 18, 1998, the last trading day before the announcement of the Merger, the last reported sales price on Nasdaq for the PLATINUM Common Stock was $27.1250. On April 8, 1998, the latest practicable trading day before the printing of this Supplement, the last reported sales price on Nasdaq for the PLATINUM Common Stock was $24.5625.

  As of April 8, 1998, there were approximately 917 record holders of PLATINUM Common Stock. PLATINUM has not paid dividends on the PLATINUM Common Stock, and the PLATINUM Board intends to continue a policy of retaining earnings to finance its growth and for general corporate purposes. PLATINUM does not anticipate paying any dividends in the foreseeable future.

                    ADDITIONAL INFORMATION ABOUT THE MERGER

ADDITIONAL INFORMATION REGARDING INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Andrew J. Filipowski, the Chairman of the Board, President and Chief Executive Officer of PLATINUM, is also a director of Mastering and has certain other ownership interests in Mastering. Mr. Filipowski participated in the deliberations of PLATINUM's Board of Directors on the Amendment but excused himself from the vote of PLATINUM's Board. James Cowie, who is a director of both PLATINUM and Mastering, did not participate in the deliberations or vote of PLATINUM's Board on the Amendment. Messrs. Filipowski and Cowie did not participate in the deliberations or vote of the Mastering Board on the Amendment. See "THE MERGER--Interests of Certain Persons in the Merger" in the Proxy Statement/Prospectus.

ADDITIONAL BACKGROUND FOR THE MERGER

  On April 1, 1998, Mr. Terence Graunke received an unsolicited telephone call from the chief executive officer of the third party which had contacted Mastering in mid-March 1998 (as described in the Proxy Statement/Prospectus). He indicated an interest in proposing a stock-for-stock merger at a range of values in excess of what had been proposed in the earlier contact (the "April Third-Party Proposal"). During the period between April 1 and 5, 1998, Mr. Terence Graunke had several conversations with such chief executive officer and, separately, with Mr. Filipowski. Among other things, such chief executive officer indicated an ability to move quickly and a desire to conduct due diligence. At a meeting on the evening of April 5, 1998, the Mastering Board, after receiving the advice of Piper Jaffray, determined that the April Third-Party Proposal, if consummated, was likely to result in a Superior Proposal (as defined in the Merger Agreement) when compared to the terms as set forth in the original Merger Agreement. Accordingly, the Mastering Board resolved to provide further notification to PLATINUM and to permit the third party to conduct due diligence, all in accordance with the terms of the Merger Agreement.

  On the evening of April 6, 1998 counsel to PLATINUM delivered to Mastering drafts of the Amendment and Stockholder Agreements. Among other things, the drafts contemplated amendments to the Exchange Ratio which would be favorable to the Mastering stockholders. The terms of the April Third-Party Proposal were still nominally higher than the amended Exchange Ratio.

  On the morning of April 7, 1998, the Mastering Board met with its financial and legal advisors and determined that if certain changes to the draft agreements received from PLATINUM could be negotiated it was likely to continue to support the transaction with PLATINUM. Accordingly, the Mastering Board authorized management to defer due diligence by the third party and to negotiate the draft agreements with PLATINUM and to report to the Mastering Board at a meeting scheduled for later that day.

  During the afternoon of April 7, 1998, the Amendment was negotiated between counsel for PLATINUM and Mastering, and the Stockholder Agreements were negotiated between counsel for PLATINUM and the stockholders signatory thereto.

  On the evening of April 7, 1998, the Mastering Board again met with its financial and legal advisors and determined to approve the Amendment. (The terms of the Amendment and of the Stockholders Agreements are described below under "The Amendment to the Merger Agreement" and "The Stockholder Agreements." The factors considered by the Mastering Board in approving the Amendment are described below under "--Factors Considered in Approving the Amendment.")

  On April 7, 1998, the Amendment and the Stockholder Agreements were executed. The parties promptly issued a related press release shortly thereafter.

FACTORS CONSIDERED IN APPROVING THE AMENDMENT

  In reaching its determination to approve the Amendment, the Mastering Board (excluding the Platinum Directors) consulted with Mastering's management, as well as its financial and legal advisors, and considered a number of factors, including, but not limited to, the following:

  (i) the increase in the value of the consideration to be received by Mastering's stockholders under the Amendment compared to what would have been received under the original Merger Agreement;

  (ii) the oral confirmation by Piper Jaffray delivered to the Mastering Board on April 7, 1998 that it would be in a position to render a favorable written opinion that the amended Exchange Ratio was fair, from a financial point of view, to the holders of Common Shares as of the date of such opinion. (Such written opinion was delivered on April 7, 1998 and is attached to this Supplement as Appendix B);

  (iii) the uncertainty as to whether the April Third-Party Proposal would ultimately lead to an offer or a definitive agreement and the timing with respect thereto;

  (iv) publicly-available information with respect to the third party, including the price to earnings ratio of its stock;

  (v) the indication of the three largest stockholders of Mastering that such stockholders still support the proposed Merger, as the terms thereof were to be amended by the Amendment, and that they were prepared to execute the Stockholder Agreements;

  (vi) the likely impact of the Stockholder Agreements and certain provisions of the Amendment in discouraging the third party and others from proposing alternative transactions, but the insistence by PLATINUM on such provisions as a condition to increasing the value of the consideration by means of the amendment; and

  (vii) certain of the other factors described in the Proxy
  Statement/Prospectus under "The Merger--Recommendations of the Mastering Board; Reasons for the Merger."

OPINION OF MASTERING'S FINANCIAL ADVISOR

  On April 7, 1998, the Mastering Board met to evaluate the proposed Amendment. During this meeting, Piper Jaffray discussed with the Mastering Board the financial analysis and procedures conducted since February 18, 1998 in order to render an opinion as to the fairness, from a financial point of view, of the exchange ratio contained in the Amendment. Piper Jaffray then delivered to the Mastering Board its oral opinion, which opinion was subsequently confirmed in writing (the "Piper Jaffray Opinion"), that as of April 7, 1998, and based upon the matters described therein, the exchange ratio was fair, from a financial point of view, to the holders of Common Shares.

  The full text of the Piper Jaffray Opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B and is incorporated herein by reference. Stockholders of Mastering are urged to read the Piper Jaffray Opinion in its entirety. The Piper Jaffray Opinion was prepared for the benefit and use of the Mastering Board in its consideration of the Amendment and does not constitute a recommendation to stockholders of Mastering as to how they should vote at the Meeting in connection with the Merger. The Piper Jaffray Opinion does not address the relative merits of the Merger and any other transaction or business strategies discussed by the Mastering Board as alternatives to the Merger Agreement or, except with respect to the fairness of the exchange ratio, from a financial point of view to the holders of Common Shares, the underlying business decision of the Mastering Board to proceed with or effect the Merger. The summary of the Piper Jaffray Opinion set forth in this Supplement is qualified in its entirety by reference to the full text of the Piper Jaffray Opinion and the discussion contained in the Proxy Statement/Prospectus under the heading "--Opinion of Mastering's Financial Advisor," which discussion is incorporated herein by reference. With respect to the discussion under the heading "Pro Forma Earnings Analysis--Synergy Adjustments," as a result of the revised exchange ratio, the results of the pro forma earnings analysis suggested that the Merger could be dilutive to the combined company's EPS in the calendar year 1998.

  Pursuant to a letter agreement dated as of April 7, 1998, Mastering agreed to pay Piper Jaffray a fee equal to $100,000 in connection with delivering the Piper Jaffray Opinion (which constitutes part of Piper Jaffray's fee equal to a percentage of the total sale price). See "THE MERGER--Opinion of Mastering's Financial Advisor" contained in the Proxy Statement/Prospectus for a complete description of the Piper Jaffray Engagement Letter.

                     THE AMENDMENT TO THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached to this Supplement as Appendix A and incorporated herein by reference. Statements in this Supplement with respect to the terms of the Amendment are qualified in their entirety by reference to the Amendment. Mastering stockholders are urged to read the full text of the Amendment.

CONVERSION OF SHARES IN THE MERGER

  At the Effective Time, by virtue of the Merger and without any further action on the part of Mastering or PT Acquisition or any holder of any of the following securities:

  (i) each issued and outstanding share of Common Stock of PT Acquisition will be converted into one Common Share of Mastering as the surviving corporation;

  (ii) all Common Shares owned by PLATINUM, PT Acquisition or Mastering or by any direct or indirect subsidiary of PLATINUM or Mastering will be canceled; and

  (iii) each Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled as described in subparagraph (ii) above) will be converted automatically into a number of shares ("Conversion Shares") of PLATINUM Common Stock determined by multiplying each Common Share by a fraction, the numerator of which is $12.50 and the denominator of which is the average closing

  (last) price for a share of PLATINUM Common Stock, as reported on the Nasdaq National Market (as reported in The Wall Street Journal, Midwest Edition), for the most recent six days that the shares of PLATINUM Common Stock have traded ending on the trading day immediately prior to the day of the Meeting; provided, however, that (i) if the ratio of Conversion Shares per Common Share determined pursuant to the foregoing is greater than 0.540, then, notwithstanding the foregoing, each Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled as described in subparagraph (ii) above) will be converted automatically into 0.540 shares of PLATINUM Common Stock and (ii) if the ratio of Conversion Shares per Common Share determined pursuant to the foregoing is less than 0.448, then, notwithstanding the foregoing, each Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled as described in subparagraph (ii) above) will be converted automatically into 0.448 shares of PLATINUM Common Stock.

  All Common Shares converted as provided in subparagraph (iii) of the preceding paragraph will no longer be outstanding and will automatically be canceled and retired; and each holder of a Mastering Certificate representing immediately prior to the Effective Time any such Common Shares will cease to have any rights with respect thereto, except the right to receive, as hereinafter described: (i) certificates representing the number of whole shares of PLATINUM Common Stock into which such Common Shares have been converted, (ii) cash in lieu of any fractional share of PLATINUM Common Stock and (iii) certain dividends and other distributions.

SUPERIOR PROPOSALS

  The Amendment provides that in the event Mastering receives a Superior Proposal (as defined in the Merger Agreement), nothing contained in the Merger Agreement shall prevent the Mastering Board from accepting or approving such Superior Proposal, and nothing contained in the Merger Agreement shall prevent the Mastering Board and its directors, officers, employees, representatives, investment bankers, agents or affiliates from recommending such Superior Proposal to Mastering's stockholders, if the Mastering Board reasonably determines in good faith, based upon the advice of Mastering's outside corporate counsel, that the failure to take such action or actions would constitute a breach of the fiduciary duties of the Mastering Board to Mastering's stockholders under applicable law; in such case, the Mastering Board may amend, withhold or withdraw its recommendation of the Merger, decline to hold the Meeting or exercise its termination rights under the Merger Agreement.

CONDITIONS TO THE MERGER

  The Amendment eliminates certain conditions to Closing, including the following: (i) if requested by PLATINUM, the requirement of Mastering to deliver to PLATINUM agreements in form and substance reasonably acceptable to PLATINUM and duly executed by the parties to such agreements, clarifying certain non-competition covenants or agreements to which Mastering or one of its subsidiaries is a party or by which it is bound and (ii) the requirement that Mastering's consolidated revenue for the three-month period ended March 31, 1998 (as set forth in its earnings release for such period) equaled or exceeded $10,640,000 (as determined in accordance with generally accepted accounting principles (including principles of materiality)) applied on a basis consistent with the principles applied in preparing Mastering's financial statements for the year ended December 31, 1997.

TERMINATION

  The Amendment modifies certain termination rights in the Merger Agreement. The original Merger Agreement provided that Mastering could terminate the Merger Agreement if the value of PLATINUM Common Stock (based on a ten-day average) at any time from and after the date on which the Registration Statement was declared effective and prior to the Meeting was less than $22.50. The Amendment provides that Mastering may terminate the Merger Agreement if the average closing (last) price for a share of PLATINUM Common Stock, as reported on the Nasdaq National Market (as reported in The Wall Street Journal, Midwest Edition), for the most recent 20 days that the shares of PLATINUM Common Stock have traded ending on April 20, 1998 is less than $19.00.

                          THE STOCKHOLDER AGREEMENTS

  As a condition to PLATINUM's execution of the Amendment, each of Terence M. Graunke, Thomas R. Graunke, Marc Pinto and Frontenac VI Limited Partnership (collectively, the "Stockholders") executed a Stockholder Agreement with PLATINUM, pursuant to which the Stockholders have agreed that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the Mastering stockholders, however called, or in connection with any written consent of the Mastering stockholders, each such Stockholder will appear at the meeting or otherwise cause the Common Shares owned by such Stockholder to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Common Shares owned by such Stockholder (A) in favor of the adoption of the Merger Agreement and the approval of the other actions contemplated by the Merger Agreement and the Stockholder Agreement and any actions required in furtherance thereof; (B) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of Mastering under the Merger Agreement or the Stockholder Agreement; and (C) except as otherwise agreed to in writing in advance by PLATINUM in its sole discretion, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and the Stockholder Agreement): (1) any Acquisition Proposal, (2)
(u) any change in a majority of the individuals who constitute the Mastering Board; (v) any material change in the present capitalization of Mastering, including without limitation any proposal to sell a substantial equity interest in Mastering or its subsidiaries or substantial assets of Mastering or its subsidiaries; (w) any amendment of Mastering's Certificate of Incorporation or By-laws; (x) any other material change in Mastering's corporate structure or business; or (y) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement and the Stockholder Agreement.

  In addition to the foregoing, each of the Stockholders has agreed that such Stockholder and any representatives will not, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal with respect to any Acquisition Proposal or (ii) negotiate or otherwise engage in discussions with any person with respect to any Acquisition Proposal, or which may reasonably be expect to lead to a proposal for any Acquisition Proposal, or enter into any agreement, arrangement or understanding (including any letter of intent, agreement in principle or similar agreement) with respect to any such Acquisition Proposal. Moreover, the Stockholder Agreement provides that each Stockholder will not, directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sell, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Common Shares owned by such Stockholder or any interest therein, (ii) grant any proxies or powers of attorney, deposit the Common Shares owned by such Stockholder into a voting trust or enter into a voting agreement with respect to the Common Shares owned by such Stockholder, or (iii) take any action that would make any representation or warranty of such Stockholder contained in the Stockholder Agreement untrue or incorrect or would result in a breach by such Stockholder of its obligations under the Stockholder Agreement.

  The Stockholder Agreements generally terminate upon (or within 30 days after) the termination of the Merger Agreement. However, if the Merger Agreement is terminated (i) by PLATINUM or Mastering if the Mastering stockholders do not approve the Merger, (ii) by PLATINUM if the Mastering Board changes its recommendation regarding the Merger, (iii) by PLATINUM or Mastering if the Merger has not been consummated by July 31, 1998 and, in the case of clause (i), (ii) or (iii), prior to such termination there shall have been made a Superior Proposal or Acquisition Proposal or (iv) by PLATINUM or Mastering if the Mastering Board accepts or recommends a Superior Proposal, then for a period of 365 days after the date of the Stockholder Agreements, the Stockholders will not vote in favor of such Superior Proposal or Acquisition Proposal or any proposal made by the person or entity that made such Superior Proposal or Acquisition Proposal or any affiliate of such person or entity and will not sell the Stockholders' Common Shares (by means of a tender or otherwise) to the person or entity making such Superior Proposal or Acquisition Proposal or any affiliate of such person or entity.

  The Stockholders held an aggregate of 7,217,428 Common Shares, or approximately 52% of the outstanding Common Shares, on the Record Date.

          UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                PLATINUM    MASTERING
                               HISTORICAL   HISTORICAL               PRO FORMA
                               YEAR ENDED   YEAR ENDED               YEAR ENDED
                              DECEMBER 31, DECEMBER 31,  PRO FORMA  DECEMBER 31,
                                  1997         1997     ADJUSTMENTS     1997
                              ------------ ------------ ----------- ------------
                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Software products.........   $ 357,223     $   --        $--       $ 357,223
  Maintenance...............     125,245         --         --         125,245
  Professional services.....     141,035      40,966        --         182,001
                               ---------     -------       ----      ---------
    Total revenues..........     623,503      40,966        --         664,469
                               ---------     -------       ----      ---------
Costs and expenses:
  Professional services.....     127,499      37,149        --         164,648
  Product development and
   support..................     187,383         --         --         187,383
  Sales and marketing.......     228,387         --         --         228,387
  General and
   administrative...........      61,876         --         --          61,876
  Restructuring charges.....      57,319         --         --          57,319
  Merger costs..............       8,927         --         --           8,927
  Acquired in-process
   technology...............      67,904         --         --          67,904
                               ---------     -------       ----      ---------
    Total costs and ex-
     penses.................     739,295      37,149        --         776,444
                               ---------     -------       ----      ---------
Operating income (loss).....    (115,792)      3,817        --        (111,975)
Other income, net...........      16,729       1,870        --          18,599
                               ---------     -------       ----      ---------
Income (loss) before income
 taxes......................     (99,063)      5,687        --         (93,376)
Income taxes................      18,721       2,081        --          20,802
                               ---------     -------       ----      ---------
Net income (loss) from
 continuing operations......   $(117,784)    $ 3,606       $--       $(114,178)
                               =========     =======       ====      =========
Net income (loss) from
 continuing operations per
 share......................   $   (1.90)    $  0.27       $--       $   (1.65)
                               =========     =======       ====      =========
Shares used in computing net
 income (loss) from
 continuing operations per
 share......................      62,042      13,535                    69,076


  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                PLATINUM    MASTERING
                               HISTORICAL   HISTORICAL               PRO FORMA
                               YEAR ENDED   YEAR ENDED               YEAR ENDED
                              DECEMBER 31, DECEMBER 31,  PRO FORMA  DECEMBER 31,
                                  1996         1996     ADJUSTMENTS     1996
                              ------------ ------------ ----------- ------------
                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Software products.........    $243,938     $   --        $--        $243,938
  Maintenance...............     102,364         --         --         102,364
  Professional services.....     121,763      21,018        --         142,781
                                --------     -------       ----       --------
    Total revenues..........     468,065      21,018        --         489,083
                                --------     -------       ----       --------
Costs and expenses:
  Professional services.....     116,133      21,574        --         137,707
  Product development and
   support..................     155,277         --         --         155,277
  Sales and marketing.......     182,597         --         --         182,597
  General and
   administrative...........      39,224         --         --          39,224
  Merger costs..............       5,782         --         --           5,782
  Acquired in-process
   technology...............      48,456         --         --          48,456
                                --------     -------       ----       --------
    Total costs and ex-
     penses.................     547,469      21,574        --         569,043
                                --------     -------       ----       --------
Operating loss..............     (79,404)       (556)       --         (79,960)
Other income, net...........       5,237       1,537        --           6,774
                                --------     -------       ----       --------
Income (loss) before income
 taxes......................     (74,167)        981        --         (73,186)
Income taxes................      (9,245)        461        --          (8,784)
                                --------     -------       ----       --------
Net income (loss) from
 continuing operations......    $(64,922)    $   520       $--        $(64,402)
                                ========     =======       ====       ========
Net income (loss) from
 continuing operations per
 share......................    $  (1.14)    $  0.04       $--        $  (1.02)
                                ========     =======       ====       ========
Shares used in computing net
 income (loss) from
 continuing operations per
 share......................      56,968      12,286                    63,353


  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                PLATINUM    MASTERING
                               HISTORICAL   HISTORICAL               PRO FORMA
                               YEAR ENDED   YEAR ENDED               YEAR ENDED
                              DECEMBER 31, DECEMBER 31,  PRO FORMA  DECEMBER 31,
                                  1995         1995     ADJUSTMENTS     1995
                              ------------ ------------ ----------- ------------
                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Software products.........   $ 158,597     $   --        $--       $ 158,597
  Maintenance...............      76,498         --         --          76,498
  Professional services.....      91,316      10,168        --         101,484
                               ---------     -------       ----      ---------
    Total revenues..........     326,411      10,168        --         336,579
                               ---------     -------       ----      ---------
Costs and expenses:
  Professional services.....      92,374       9,720        --         102,094
  Product development and
   support..................      94,027         --         --          94,027
  Sales and marketing.......     113,978         --         --         113,978
  General and
   administrative...........      34,097         --         --          34,097
  Merger costs..............      30,819         --         --          30,819
  Acquired in-process
   technology...............      88,493         --         --          88,493
                               ---------     -------       ----      ---------
    Total costs and ex-
     penses.................     453,788       9,720        --         463,508
                               ---------     -------       ----      ---------
Operating income (loss).....    (127,377)        448        --        (126,929)
Other income, net...........       4,130          70        --           4,200
                               ---------     -------       ----      ---------
Income (loss) before income
 taxes......................    (123,247)        518        --        (122,729)
Income taxes................     (11,680)        --         --         (11,680)
                               ---------     -------       ----      ---------
Net income (loss) from
 continuing operations......   $(111,567)    $   518       $--       $(111,049)
                               =========     =======       ====      =========
Net income (loss) from
 continuing operations per
 share......................   $   (2.50)    $  0.11       $--       $   (2.35)
                               =========     =======       ====      =========
Shares used in computing net
 income (loss) from
 continuing operations per
 share......................      44,671       4,807                    47,169


  See accompanying notes to unaudited pro forma condensed combining financial statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

NOTE A--DESCRIPTION OF MERGER

  On February 18, 1998, PLATINUM signed a definitive agreement to acquire all of the outstanding capital stock of Mastering. Under the Merger Agreement, as amended, the ratio of PLATINUM Common Stock exchanged for each Common Share of Mastering will vary based upon the average closing price of PLATINUM's Common Stock as reported on Nasdaq for the six trading days ending the day before the Meeting. Accordingly, the following table presents the effect of different levels of exchange ratios ranging from the minimum exchange ratio to the maximum exchange ratio. The current average is based on a PLATINUM six-day average closing stock price of $24.0521 (for the six business days ended April 7, 1998), which is assumed for purposes of the pro forma financial statements. Shares converted and options converted represent the number of PLATINUM shares and options resulting from the indicated exchange ratio.

                               MAXIMUM       CURRENT AVERAGE       MINIMUM
                           ----------------  ----------------  ----------------
                           (AMOUNTS IN THOUSANDS, EXCEPT EXCHANGE RATIO DATA)
Exchange Ratio............             .5400             .5197             .4480
Shares Converted..........             7,494             7,212             6,217
Options Converted.........             2,562             2,466             2,126

  Mastering will become a wholly-owned subsidiary of PLATINUM. The closing of the definitive merger agreement is subject to approval by the stockholders of Mastering as well as the satisfaction of conditions customary in such agreements. It is expected that the acquisition will qualify as a tax-free reorganization and will be accounted for as a pooling of interests.

  The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

  PLATINUM and Mastering estimate that they will incur merger-related expenses of approximately $10,000,000, consisting primarily of transaction costs for financial advisory fees, attorneys, accountants, financial printing and one-time charges related to the transaction. These nonrecurring expenses will be charged to operations in the fiscal quarter in which the merger is consummated. Such charges have not been reflected in the pro forma financial statements.

  The following table summarizes the pro forma net loss from continuing operations per share and the assumed average shares outstanding used in computing pro forma net loss from continuing operations per share under the three exchange ratio categories for the years ended December 31, 1997, 1996 and 1995:

                                   MAXIMUM      CURRENT AVERAGE      MINIMUM
                               ---------------  ---------------  ---------------
                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Year ended December 31, 1997
Pro forma net loss from
 continuing operations per
 share........................ $        (1.65)  $(1.65        )  $        (1.68)
                               ==============   ==============   ===============
PLATINUM average shares
 outstanding..................         62,042           62,042            62,042
Mastering assumed average
 shares outstanding...........          7,309            7,034             6,064
                               --------------   --------------   ---------------
Pro forma average shares
 outstanding..................         69,351           69,076            68,106
                               ==============   ==============   ===============
Year ended December 31, 1996
Pro forma net loss from
 continuing operations per
 share........................ $        (1.01)  $        (1.02)  $         (1.03)
                               ==============   ==============   ===============
PLATINUM average shares
 outstanding..................         56,968           56,968            56,968
Mastering assumed average
 shares outstanding...........          6,634            6,385             5,504
                               --------------   --------------   ---------------
Pro forma average shares
 outstanding..................         63,602           63,353            62,472
                               ==============   ==============   ===============

                                  MAXIMUM       CURRENT AVERAGE       MINIMUM
                              ---------------   ---------------   ---------------
                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Year ended December 31, 1995
Pro forma net loss from
 continuing operations per
 share......................  $         (2.35)  $         (2.35)  $         (2.37)
                              ===============   ===============   ===============
PLATINUM average shares
 outstanding................           44,671            44,671            44,671
Mastering assumed average
 shares outstanding.........            2,596             2,498             2,153
                              ---------------   ---------------   ---------------
Pro forma average shares
 outstanding................           47,267            47,169            46,824
                              ===============   ===============   ===============

NOTE B--EARNINGS PER SHARE

  Share and per share amounts for 1996 and 1995 reflect actual shares of Mastering outstanding for purposes of the unaudited pro forma statements of operations. Due to the significant changes that occurred to Mastering's capital structure upon its initial public offering in March 1996, Mastering has not presented such share data except on a pro forma basis, as discussed in
Note 1 to Mastering's consolidated financial statements included in the Proxy Statement/Prospectus.

NOTE C--RECLASSIFICATIONS

  Certain historical amounts have been reclassified to conform to the pro forma combined presentation.

NOTE D--SUBSEQUENT EVENTS

  See Note 18 to PLATINUM's consolidated financial statements included in the Proxy Statement/Prospectus which includes a discussion of the transactions entered into by PLATINUM subsequent to December 31, 1997. Also included is a summary of the pro forma effects of the proposed acquisitions of Learmonth and Burchett Management Systems PLC, Mastering and Logic Works, Inc. on revenues and net income (loss) for the years ended December 31, 1997, 1996 and 1995.

                                                                     APPENDIX A

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

  THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment") is made as of this 7th day of April, 1998 among PLATINUM technology, inc., a Delaware corporation ("Parent"), PT Acquisition Corporation I, a Delaware corporation and wholly-owned subsidiary of the Parent ("Merger Sub"), and Mastering, Inc. a Delaware corporation (the "Company").

  Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of February 18, 1998 (the "Merger Agreement"). Except as otherwise defined or modified herein, all capitalized terms used in this First Amendment shall have the meaning set forth in the Merger Agreement.

  In consideration of the mutual agreements contained in the Merger Agreement and in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  Section 1. Amendments to Merger Agreement.

  A. Amendment to Section 1.6(a) of the Merger Agreement. Section 1.6(a) of the Merger Agreement is hereby amended to read in its entirety as follows:

    "(a) Conversion of Company Capital Stock. Subject to the provisions of subsections (d) and (e) of this Section 1.6, each share of Common Stock, par value $.001 per share, of the Company (the "Company Capital Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(b)) will be converted automatically into a number of shares ("Conversion Shares") of Common Stock, par value $0.001 per share, of Parent (the "Parent Common Stock") determined by multiplying each share of Company Capital Stock by a fraction, the numerator of which is $12.50 and the denominator of which is the average closing (last) price for a share of Parent Common Stock, as reported on the Nasdaq National Market (as reported in The Wall Street Journal, Midwest Edition), for the most recent six (6) days that the shares of Parent Common Stock have traded ending on the trading day immediately prior to the day of the Company Stockholders' Meeting; provided however that (i) if the ratio of Conversion Shares per share of Company Capital Stock determined pursuant to the foregoing is greater than .54, then, notwithstanding the foregoing, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be cancelled pursuant to Section 1.6(b)) will be converted automatically into .54 shares of Parent Common Stock and (ii) if the ratio of Conversion Shares per share of Company Capital Stock determined pursuant to the foregoing is less than .448, then, notwithstanding the foregoing, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be cancelled pursuant to Section 1.6(b)) will be converted automatically into .448 shares of Parent Common Stock. All shares of Company Capital Stock, when converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive (a) any dividends and other distributions in accordance with Section 1.8(d), (b) certificates representing the shares of Parent Common Stock into which such shares are converted and (c) any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with Section 1.6(e). The ratio of Conversion Shares per share of Company Capital Stock determined pursuant to the first sentence of this
  Section 1.6(a) is sometimes hereinafter referred to as the "Exchange
  Ratio." "

  B. Amendments to Section 5 of the Merger Agreement.

  (I) The last sentence of Section 5.1 of the Merger Agreement is hereby amended to read in its entirety as follows:

    "The Proxy Statement shall also include the recommendation of the Board of Directors of the Company in favor of the Merger which recommendation shall not be withdrawn, modified or withheld unless the Company's Board is required to do so in order to comply with the fiduciary duties of the Company's Board to the Company's stockholders under applicable law."

  (II) Section 5.2 of the Merger Agreement is hereby amended to read in its entirety as follows:

    "5.2 Meeting of Stockholders. Promptly after the date hereof, the Company shall take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger, unless the Company's Board is required not to do so in order to comply with the fiduciary duties of the Company's Board to the Company's stockholders under applicable law. Subject to the rights of termination set forth in Section 7.1 hereof, each of the parties to this Agreement shall use its reasonable commercial efforts to have the Company hold the Company Stockholders' Meeting for the purpose of voting upon this Agreement and the Merger on April 21, 1998."

  (III) Section 5.4(c) of the Merger Agreement is hereby amended to read in its entirety as follows:

    "(c) In the event the Company receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of the Company from accepting or approving such Superior Proposal, and nothing contained in this Agreement shall prevent the Board of Directors of the Company and its directors, officers, employees, representatives, investment bankers, agents or affiliates from recommending such Superior Proposal to the Company's stockholders, if the Company's Board reasonably determines in good faith, based upon the advice of the Company's outside corporate counsel, that the failure to take such action or actions would constitute a breach of the fiduciary duties of the Company's Board of Directors to the Company's stockholders under applicable law; in such case, the Board may amend, withhold or withdraw its recommendation of the Merger, decline to hold the Company Stockholders' Meeting or exercise its termination rights hereunder. Subject to the right of termination set forth in Section 7.1(f), except to the extent expressly set forth in this Section 5.4, nothing shall relieve the Company from complying with all other terms of this Agreement. Nothing contained in this paragraph (c) shall affect Parent's right to terminate this Agreement pursuant to Section 7.1 or the Company's obligations under Sections 5.5(c) and 5.6."

  C. Amendments to Section 6.3 of the Merger Agreement.

  (I) Sections 6.3(k) and (l) of the Merger Agreement are hereby amended by deleting such sections in their entirety and substituting the following in lieu thereof: "This Section is intentionally omitted."

  (II) Section 6.3(n) of the Merger Agreement is hereby amended by deleting the name "Terence M. Graunke" set forth therein and substituting in lieu thereof the name "Lake Creek Research L.L.C."

  D. Amendment to Section 7.1 of the Merger Agreement.

  (I) Section 7.1(c)(ii) of the Merger Agreement is hereby amended to read in its entirety as follows:

    "(ii) the average closing (last) price for a share of Parent Common Stock, as reported on the Nasdaq National Market (as reported in The Wall Street Journal, Midwest Edition), for the most recent twenty (20) days that the shares of Parent Common Stock have traded ending on April 20, 1998 is less than $19.00,"

  (II) Section 7.1(f) of the Merger Agreement is hereby amended to read in its entirety as follows:

    "(f) by any party if the Board of Directors of the Company accepts or approves a Superior Proposal, or recommends a Superior Proposal to the stockholders of the Company, provided the Company's Board may only take such action if it reasonably determines in good faith, based upon the advice of the Company's outside corporate counsel, that the failure to take such action or actions would constitute a breach of the fiduciary duties of the Company's Board of Directors to the Company's stockholders under applicable law; provided further that the Company shall provide the Parent three (3) business days' prior written notice that the Company may accept or approve a Superior Proposal."

  Section 2. Representations and Warranties.

  A. Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as follows:

    (1) Authority; No Conflicts.

      a. The Company has all requisite corporate power and authority to enter into this First Amendment and, subject to obtaining requisite stockholder approval, to consummate the transactions contemplated by the Merger Agreement, as amended hereby. The execution and delivery of this First Amendment and the consummation of the transactions contemplated by the Merger Agreement as amended hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the vote of the holders of at least a majority of the Company Capital Stock voting together as one class. This First Amendment has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

      b. Except as set forth in the Company Schedules, the execution and delivery of this First Amendment by the Company does not, and the consummation of the transactions contemplated by the Merger Agreement as amended hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Company or similar governing instruments of any of its subsidiaries or (ii) any mortgage, indenture, lease, contract or other agreement to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or the assets of the Company or any of its subsidiaries is bound, except for any such conflict, violation, default, right or loss which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any of its subsidiaries or their respective properties or assets, except for any such conflict, violation, default, right or loss which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      c. Except as set forth in the Company Schedules, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this First Amendment or the consummation of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (iii) applicable requirements, if any, of The Nasdaq National Market and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    (2) State "Anti-Takeover" Statutes. The Company's Board has taken all actions necessary so that neither Section 203 of Delaware Law nor any other "fair price" or "control share acquisition" statute or other similar statute or regulation applies to the Merger or this First Amendment.

  B. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

    (1) Parent and Merger Sub have all requisite corporate power and authority to enter into this First Amendment and to consummate the transactions contemplated by the Merger Agreement as amended hereby. The execution and delivery of this First Amendment and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This First Amendment has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

    (2) The execution and delivery of this First Amendment does not, and the consummation of the transactions contemplated by the Merger Agreement, as amended hereby, will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, any of its subsidiaries or their respective properties or assets other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

    (3) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent and Merger Sub and their respective subsidiaries in connection with the execution and delivery of this First Amendment by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) listing of the shares on the Nasdaq National Market, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

  Section 3. Conditions Precedent. The effectiveness of the amendments to the Merger Agreement set forth in Section 1 hereof are subject to the condition that on or prior to April 7, 1998 each of Terence M. Graunke, Thomas R. Graunke, Marc Pinto and Frontenac VI Limited Partnership shall have executed and delivered to Parent a Stockholder Agreement in the form of Exhibit A hereto attached.

  Section 4. Consent. Parent hereby consents to the release by the Company of 17,500 shares of Company Capital Stock that have been pledged to the Company by Thomas R. Graunke pursuant to a Stock Pledge Agreement.

  Section 5. Miscellaneous. Except as herein expressly modified, the terms and provisions of the Merger Agreement shall remain as originally executed.

  IN WITNESS WHEREOF, the parties have executed this First Amendment and caused the same to be duly delivered on their behalf on the day and year first hereinabove written.

                                          PLATINUM technology, inc.

                                                     Larry S. Freedman
                                          By: _________________________________
                                                   Senior Vice President
                                          Its: ________________________________

                                          PT ACQUISITION CORPORATION I

                                                     Larry S. Freedman
                                          By: _________________________________
                                                   Senior Vice President
                                          Its: ________________________________

                                          MASTERING, INC.

                                                    Terence M. Graunke
                                          By: _________________________________
                                               President and Chief Executive
                                                          Officer
                                          Its: ________________________________

                                  APPENDIX B

April 7, 1998

PERSONAL & CONFIDENTIAL

Board of Directors
Mastering, Inc.
9201 East Mountain View Road
Suite 200
Scottsdale, Arizona 85258

Members of the Board:

  We understand that PLATINUM technology, inc., a Delaware corporation ("PLATINUM" or the "Acquiror"), PT Acquisition Corporation I, a Delaware corporation ("Acquisition Sub"), and Mastering, Inc., a Delaware corporation ("Mastering" or the "Company") have entered into an Agreement and Plan of Merger dated as of February 18, 1998 (the "Agreement") as amended by the First Amendment to Agreement and Plan of Merger dated as of April 7, 1998 (the "First Amendment") pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "Transaction") in which each outstanding share of the Company's common stock, $.001 par value per share (the "Company Shares") will be converted into the right to receive a number of shares of the common stock of PLATINUM, par value $0.001 per share (the "Acquiror Shares") determined by multiplying each Company share by a fraction, the numerator of which is $12.50 and the denominator of which is the average closing price for a share of PLATINUM common stock for the most recent six days that such shares have traded ending on the trading day immediately prior to the day of the Company Stockholder's Meeting to approve the Transaction; provided that (i) if such ratio determined pursuant to the foregoing is greater than .54, then each Company Share shall be converted into .54 shares of PLATINUM common stock and (ii) if such ratio determined pursuant to the foregoing is less than .448, then each Company Share shall be converted into
 .448 shares of PLATINUM common stock (the ratio of PLATINUM common stock per Company Share as so determined is referred to herein as the "Exchange Ratio"). You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of Company Shares.

  Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. For our services in rendering this opinion, the Company will pay us a fee and indemnify us against certain liabilities. In the ordinary course of its business, we and our affiliates may actively trade securities of the Company and PLATINUM for our own account or the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

  1. Reviewed the definitive Agreement and the First Amendment.

  2. Reviewed the Report on Form 10-K for the Company for the two fiscal years ended December 31, 1997.

  3. Reviewed the Reports on Form 10-K for PLATINUM for the four fiscal years ended December 31, 1997.

  4. Reviewed financial forecasts prepared by Company management for the five fiscal years ending December 31, 1998 through 2002 ("Five-Year Financial Forecasts").

  5. Visited the headquarters of the Company and conducted discussions with members of senior management of the Company, including the Chief Executive Officer, the President, the Executive Vice

     President and Chief Financial Officer and other members of senior management. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance and the balance sheet characteristics of the Company and the prospects for the Company.

  6. Conducted discussions with members of senior management of PLATINUM, including the Chief Executive Officer and the Executive Vice President and Chief Financial Officer. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance and the balance sheet characteristics of PLATINUM and the prospects for PLATINUM.

  7. Conducted discussions with PLATINUM's auditors. Topics discussed included, but were not limited to, PLATINUM's financial accounting policies and procedures and other financial and accounting matters.

  8. Reviewed the historical prices and trading activity for PLATINUM common stock.

  9. Performed discounted cash flow analysis on the Five-Year Financial
     Forecasts.

  10. Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant.

  11. Compared certain financial data of the Company and PLATINUM with certain financial and securities data of companies deemed similar to the Company and PLATINUM or representative of the business sectors in which they operate.

  12. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

  We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by the Company and PLATINUM or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company's and PLATINUM's management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's and PLATINUM's management as to the expected future financial performance of the Company and PLATINUM and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor PLATINUM are a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business. We have also assumed that the Transaction will be free of Federal tax to the Company, PLATINUM, and the holders of Company Shares and that the Transaction will be accounted for as a pooling of interests under generally accepted accounting principles. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not change the purchase price for the Company. We also note that Mr. Filipowski, a director of the Company, is the Chief Executive Officer of PLATINUM and that Mr. James Cowie, a director of the Company is also a director of PLATINUM.

  In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company or PLATINUM and have not been furnished with any such appraisals or valuations. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company, PLATINUM or any of their respective affiliates is a party or may be subject and, at the Company's direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

  Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the consummation of the Transaction or the prices at which the Company Shares or the Acquiror Shares will trade between the date hereof and the consummation of the Transaction. In addition, we express no opinion or recommendation as to how the holders of Company Shares should vote at the stockholders meeting to be held in connection with the Transaction.

  This opinion is for the benefit of the Board of Directors of the Company in evaluating the Transaction and shall not be published or otherwise used, nor shall any public references to Piper Jaffray be made without our prior written consent. In connection with this opinion, we were not requested to opine as to, and this opinion does not address (except to the extent expressly set forth in the next paragraph), the underlying business decision to proceed with or effect the Transaction.

  Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of Company Shares, as of the date hereof.

                                          Sincerely,

                                          /s/ Piper Jaffray

                                          PIPER JAFFRAY INC.